Exhibit 99.1

PRESS RELEASE
For Immediate Release

Ormat Technologies Contact: Dita Bronicki CEO 775-356-9029 dbronicki@ormat.com	Investor Relations Contact: Todd Fromer/ Rob Fink KCSA Strategic Communications 212-896-1215 (Todd) /212-896-1206 (Rob) tfromer@kcsa.com /rfink@kcsa.com

ORMAT TECHNOLOGIES, INC. ANNOUNCES PARTNERSHIP TRANSACTION OF
EIGHT GEOTHERMAL POWER PLANTS VALUED AT UP TO $44.4 MILLION

(RENO, Nev.) January 28, 2013 -- Ormat Technologies, Inc. (NYSE: ORA) announced today that Ormat Nevada Inc., a wholly-owned subsidiary (Ormat Nevada), and JPM Capital Corporation (JPM) entered into a tax equity partnership transaction involving eight geothermal power plants in California and Nevada.

Under the transaction, Ormat Nevada transferred the plants into a new subsidiary, ORTP, LLC (ORTP), and sold an interest in the limited liability company to JPM. In connection with the closing, JPM paid approximately $35.7 million to Ormat Nevada and will make additional payments estimated by Ormat at approximately 25% of the value of production tax credits generated by the portfolio over time.  The additional payments are expected to be made until December 31, 2016 and total approximately $8.7 million.

Certain consents to facilitate the transaction were obtained from the holders of the senior secured notes issued by Ormat Nevada's subsidiaries, Orcal Geothermal and Ormat Funding, which are the intermediate holding entities of the eight geothermal power plants included in ORTP. Ormat Nevada will continue to operate and maintain the power plants.

“Our partnership with JPM, began in early 2011 when they invested in our OPC portfolio. Their decision to participate in a second transaction is a demonstration of their confidence in Ormat and its management,” said Dita Bronicki, chief executive officer of Ormat. “This transaction will enable us to maximize the use of our available production tax credits and accelerated depreciation that we would not have otherwise been able to utilize either at all or for a long time due to the fact that as a growth company we generate more deductions for tax purpose than we are currently able to utilize. We would like to thank JPM for their continued confidence and look forward to continuing to take advantage of similar transactions when they are appropriate.  Going forward, we will continue to take steps to ensure that we maximize the use of our assets to drive value for shareholders.”

RLR Consultants advised Ormat Nevada on the structuring and placing of the transaction, and Chadbourne & Parke LLP represented Ormat Nevada as transaction counsel.

About Ormat Technologies

Ormat Technologies, Inc. is a leading geothermal company and the only vertically-integrated company in the geothermal and recovered energy power business. The company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 82 U.S. patents. Ormat has engineered and built power plants that it currently owns or has supplied to utilities and developers worldwide, totaling over 1,500 MW of gross capacity.  Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States - Brady, Brawley, Heber, Jersey Valley, Mammoth, McGinness Hills, Ormesa, Puna, Steamboat, Tuscarora, OREG 1, OREG 2, OREG 3, and OREG 4; in Guatemala - Zunil and Amatitlan; in Kenya – Olkaria III; and, in Nicaragua - Momotombo.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2012 and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2012.  These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise